BUCKLEY DODDS LLP
Chartered Professional Accountants

Suite 1140 - 1185 West Georgia Street
Vancouver, B.C. Canada V6E 4E6
Telephone: (604) **688-7227**
Fax: (604) 681-7716

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 14, 2020, relating to the financial statements of DSG Global Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of the consolidated financial statements assuming that the Company will continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts", in such Registration Statement.

Buckley Dodds LLP

Vancouver, British Columbia
January 26, 2021

Buckley Dodds LLP
Chartered Professional Accountants